EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
AIR METHODS CORPORATION
a Delaware corporation

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Pursuant to Section 242
of the Delaware General Corporation Law

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Air Methods Corporation, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that:

1.           The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 10, 1987.

2.           The Corporation filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware on April 7, 1992.

3.           The Corporation filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware on June 18, 2012 (the Certificate of Incorporation, as amended to date, the “Certificate”).

4.            This Certificate of Amendment to the Certificate of Incorporation of Air Methods Corporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

5.           Article IV, Section 1 of the Certificate is hereby amended in its entirety to read as follows

“Section 1.                        Authorized Shares

The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Eighty-Five Million Five Hundred Thousand (85,500,000) shares, of which Seventy Million Five Hundred Thousand (70,500,000) shares shall be of a class designated as Common Stock, with a par value of Six Cents ($0.06) per share, and Fifteen Million (15,000,000) shares shall be of a class designated as Preferred Stock, with a par value of One  Dollar ($1.00) per share.

Each share of Common Stock of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to the close of business on the date on which the Certificate of Amendment relating to this amendment to Article IV of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, that being the time at which such amendment shall have become effective, shall be automatically changed into and reclassified as three fully paid and nonassessable shares of Common Stock, par value $0.06 per share, and at the close of business on such date and by virtue of the foregoing reclassification, each holder of record of Common Stock shall, without further action, be and become the holder of two additional shares of Common Stock for each share of Common Stock held of record immediately prior thereto.  Effective as of the close of business on such date, each share of Common Stock outstanding or held in treasury immediately prior to such time shall continue to represent the same number of shares of Common Stock and as promptly as practicable thereafter, the Corporation shall issue an additional two shares of Common Stock for each share of Common Stock held of record immediately prior thereto.”

6.           Except as provided in this Certificate of Amendment, the Certificate is unchanged and remains in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its duly authorized officer as of the 14th day of December, 2012.

Air Methods Corporation,
a Delaware corporation

By:	/s/ Crystal L. Gordon
Crystal L. Gordon, Senior Vice President,
General Counsel and Secretary